Exhibit 99.1

For Immediate Release

Media Contact Kelly Hoskinson kelly@thepowergroup.com 469.620.1055 ext. 1003

RAVE Restaurant Group Names Clint Fendley CFO
Parent Company of Pizza Inn and Pie Five Pizza Promotes VP of Finance

(DALLAS) June 17, 2021 -- RAVE Restaurant Group, Inc. (NASDAQ: RAVE), the parent Company of Pizza Inn and Pie Five Pizza, announced today the promotion of RAVE’s Vice President of Finance, Clint Fendley, to chief financial officer, effective July 5, 2021.

Fendley was hired in January 2020 as RAVE Restaurant Group’s Vice President of Finance. During this time, Fendley led the finance team and helped guide the Company during the pandemic, with a focus on cost control and cash management. Fendley also led RAVE Restaurant Group’s successful efforts to regain compliance with NASDAQ listing criteria, onboarded new auditors in 2020, and bolstered the Company’s finance controls, forecasting, and analytical capabilities.

“RAVE has posted four consecutive profitable quarters while running a buffet during a pandemic. This is our most consistent quarterly earning streak in nearly a decade, thanks to our franchisees, team members, and relentless executive team, including Clint,” said RAVE Restaurant Group’s President and CEO, Brandon Solano. “The CFO title befits Clint’s contributions to our business and the esteem in which he’s held.”

“Clint’s leadership has helped put RAVE in a better financial position than we were pre-pandemic,” says Mark Schwarz, Chairman of RAVE Restaurant Group. “Clint is a valued member of our organization and executive team. We are proud of his efforts and results, and he is deserving of this recognition.”

Before joining RAVE, Fendley worked for 7-Eleven’s finance and data analytics teams. Fendley began his finance career as an auditor for Price Waterhouse LLP. He also served as a senior research analyst at Davenport & Company, LLC, an investment advisory and wealth management firm, before becoming the company’s first vice president in 2009. Fendley is a Certified Public Accountant, and received his MBA from Vanderbilt University and his Bachelor of Business Administration degree from Abilene Christian University.

“I am honored to serve as RAVE’s Chief Financial Officer. As CFO my main objective will be to drive value for our franchisees and shareholders, while helping my team learn and thrive in this dynamic industry,” says Fendley. “My time at RAVE has been nothing short of extraordinary. Despite the many obstacles we encountered during the Covid-19 pandemic, our team demonstrated innovation, resilience, and commitment to RAVE’s long-term success. I’m excited to continue growing the financial performance of Pizza Inn and Pie Five Pizza in this new role.”

For more information about RAVE Restaurant Group, please visit raverg.com.

About RAVE Restaurant Group, Inc.
Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates, franchises and/or licenses more than 200 Pie Five Pizza Co. and Pizza Inn restaurants and Pizza Inn Express kiosks domestically and internationally. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

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